CONTACT:

Rodney B. Harrison Morton Industrial Group, Inc. (309) 266-7176	Van Negris / Lexi Terrero Van Negris & Company, Inc. (212) 759-0290 – info@vnegris.com
FOR IMMEDIATE RELEASE
Morton Industrial Group, Inc. Reports
2005 Fiscal Year and Fourth Quarter Results
MORTON, IL – March 31, 2006 – Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the fiscal year and fourth quarter ended December 31, 2005.
William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our shipments in 2005 reflect the continued strength of the Construction, Agriculture and Commercial capital goods industries served by our prestigious customers. Our results reflect a typical seasonal schedule, which has historically seen greater demand in the first half of each calendar year.”
Net sales for the fourth quarter ended December 31, 2005 were $45.3 million compared to $48.7 million for the fourth quarter ended December 31, 2004 and $196.3 million for the year ended December 31, 2005 compared to $185.5 million for the year ended December 31, 2004. The increase in annual sales dollars is attributable primarily to steel surcharges passed through to our customers, while unit sales remained relatively flat in 2005, compared with 2004. Excluding the impact of the steel surcharges passed through to our customers, net sales for the fourth quarter ended December 31, 2005 were $40.6 million compared to $42.9 million for the fourth quarter ended December 31, 2004 and $167.7 million for the year ended December 31, 2005 compared to $167.3 million for the year ended December 31, 2004. Steel surcharges passed through to our customers were $4.7 million and $5.8 million in the 2005 and 2004 fourth quarters, respectively, and $28.6 million and $18.2 million for the years ended December 31, 2005 and 2004, respectively.
Mr. Morton continued, “We are pleased that our operating margins have improved during the year as a result of our continued focus on improving internal efficiencies. This has resulted primarily because of our ongoing application of 6 Sigma methodology throughout the Company and our continued commitment to the use of technology in every aspect of our business.”
Operating income for the 2005 fourth quarter was $2.1 million compared to $2.4 million in the 2004 fourth quarter and $11.0 million compared to $9.2 million for the years ended December 31, 2005 and 2004, respectively.
Net earnings for the 2005 fourth quarter were $5.3 million, or $0.89 per diluted share compared to $7.4 million, or $1.25 per diluted share in the comparable period a year ago. For the year ended December 31, 2005, net earnings were $11.7 million, or $1.98 per diluted share compared to $12.8 million, or $2.16 per diluted share for the year ended December 31, 2004.
The Company’s net earnings include a gain on redemption of preferred stock of $0.6 million in the fourth quarter of both years and $2.8 million for both years. Earnings also include a benefit from income taxes of $4.6 million and $6.0 million for fourth quarters of 2005 and 2004, respectively, and $4.0 million and $5.8 million for the years ended December 31, 2005 and 2004, respectively.
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Morton Industrial Group, Inc.
March 31, 2006 — Page Two
On March 22, 2006, Morton Industrial Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) under which MMC Precision Merger Corp. (“Merger Sub”), a wholly owned subsidiary of MMC Precision Holdings Corp. (“Parent”), will merge with and into the Company with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent. The shareholders of Parent will include a private equity fund that is an affiliate of Brazos Private Equity Partners, LLC, which will hold a majority of the shares of Parent, and five persons who are (i) William D. Morton, the Company’s Chairman, President and Chief Executive Officer, (ii) through his affiliate Eastover Group, LLC, Mark W. Mealy, a director of the Company, (iii) Daryl R. Lindemann, the Company’s Senior Vice President of Finance, (iv) Brian L. Geiger, Senior Vice President of Operations of Morton Metalcraft Co., and (v) Brian R. Doolittle, Senior Vice President of Sales and Engineering of Morton Metalcraft Co. In the Merger, each outstanding share of common stock of the Company, other than shares to be contributed to Parent by Mr. Morton, Mr. Mealy, and the other three officers concurrently with the closing of the Merger, will be converted to the right to receive $10.00 cash per share. Completion of the transaction, which is expected to occur in the second quarter of 2006, is subject to customary closing conditions, including the receipt of financing, regulatory approvals and approval by the holders of a majority of the outstanding shares of Morton common stock not held by shareholders who will continue as equity owners in the Company.
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include a broad range of metal fabrications and assemblies for the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., Kubota Corporation and JLG Industries Inc.
“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.
Notice to Investors
In connection with the previously announced proposed merger, Morton Industrial Group, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Morton Industrial Group, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement (when it becomes available) and such other documents may also be obtained for free from Morton Industrial Group, Inc.’s Web site at www.mortongroup.com under the Investor Relations tab or by directing such request to Morton Industrial Group Inc., Attention: Investor Relations, 1021 W. Birchwood, Morton, Illinois 61550.
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Morton Industrial Group, Inc.
March 31, 2006 — Page Three
Morton Industrial Group, Inc. directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Morton Industrial Group, Inc.’s participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.
- Statistical Table Follows -
MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three Months and Years Ended December 31, 2005 and December 31, 2004
(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net sales	$45,256	48,697	196,276	185,469
Cost of sales	38,578	42,110	169,445	161,910

Gross profit	6,678	6,587	26,831	23,559

Operating expenses:
Selling expenses	757	822	3,092	3,211
Administrative expenses	3,850	3,393	12,743	11,190

Total operating expenses	4,607	4,215	15,835	14,401

Operating income	2,071	2,372	10,996	9,158

Other income (expense):
Interest expense	(1,980)	(1,490)	(6,180)	(4,922)
Interest on redeemable preferred stock	—	—	—	(250)
Gain on redemption of preferred stock	567	567	2,833	2,833
Other	(2)	48	60	172

	(1,415)	(875)	(3,287)	(2,167)

Earnings before income taxes	656	1,497	7,709	6,991
Income taxes	(4,617)	(5,950)	(4,017)	(5,775)

Net earnings	$5,273	7,447	11,726	12,766

Earnings per common share — basic:	$1.06	1.59	2.37	2.73

Earnings per common share — diluted:	$0.89	1.25	1.98	2.16

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